Exhibit 10.8

ALEXZA PHARMACEUTICALS, INC.

2012 CASH BONUS PLAN

1.	GENERAL.

(a) Eligible Bonus Award Recipients. The persons eligible to receive Bonus Awards are Officers, Directors, Managers and Individual Contributors

(b) Form of Bonus Awards. All Bonus Awards under the Bonus Plan will be paid in cash.

(c) Purpose. The Company, by means of the Bonus Plan, seeks to secure and retain the services of the group of persons eligible to receive Bonus Awards as set forth in Section 1(a) and to provide incentives for such persons to exert maximum efforts for the success of the Company.

2.	DEFINITIONS.

(a) “Base Salary” means a Participant’s annual base compensation, as determined on the applicable Bonus Determination Date.

(b) “Board” means the Board of Directors of the Company.

(c) “Bonus Award” means, with respect to each Participant, the award determined by the Committee, in its sole discretion, on any Bonus Determination Date.

(d) “Bonus Determination Date” means the date upon which the Committee, in its sole discretion, determines the actual Bonus Award earned by each Participant.

(e) “Bonus Plan” means this Alexza Pharmaceuticals, Inc. 2012 Cash Bonus Plan.

(f) “Committee” means the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to administer the Bonus Plan.

(g) “Company” means Alexza Pharmaceuticals, Inc.

(h) “Continuous Service” means that the Participant’s service with the Company, whether as an Officer, Director, Manager or Individual Contributor is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company as an Officer, Director, Manager or Individual Contributor, provided that there is no interruption or termination of the Participant’s service with the Company, shall not terminate a Participant’s Continuous Service. To the extent permitted by law, the Committee or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

(i) “Corporate Goal” means any of the Corporate Goals set forth on Exhibit A.

(j) “Director” means a person who is at the management level of Associate through Executive Director level, or at the technical level of Sr. Scientist II or Sr. Research Fellow, or Principal Engineer or Sr. Fellow Engineer.

(k) “Individual Contributor” means all other employees not in the Manager, Director, Officer or CEO role.

(l) “Manager” means a person who is at the management level of Supervisor through Sr. Manager, or at the technical level of Scientist I through Sr. Scientist I level, or Sr. Engineer I through Sr. Staff Engineer level.

(m) “Officer” means a person designated as such by the Board.

(n) “Participant” means an eligible Officer, Director, Manager or Individual Contributor selected by the Committee, in its sole discretion, to participate in the Bonus Plan.

(o) “Performance Period” means March 22, 2012 through December 31, 2012.

(p) “Target Bonus Award” means the target award payable under the Bonus Plan to a Participant, as determined by the Committee. Each Participant’s Target Bonus Award equals the product of such Participant’s (i) Base Salary, (ii) Target Bonus Percentage, and (ii) Multiplication Factor. For example, an Officer with a Base Salary is $200,000, whose Target Bonus Percentage is 40% would have his or her Bonus Award calculated by reference to a Target Bonus Award of $80,000 ($200,000 x 40%).

(q) “Target Bonus Percentage” means:	60% for the chief executive officer;
40% for Officers;
20% for Directors;
15% for Managers; and
10% for Individual Contributors

3.	Plan Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Bonus Plan and for carrying out its provisions. The Committee may delegate specific administrative tasks to Company Employees or others as appropriate for proper administration of the Bonus Plan. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Bonus Plan:

(i) authority to determine eligibility and the amount, manner and time of payment of any Bonus Awards hereunder;

(ii) authority to construe and interpret the terms of the Bonus Plan;

(iii) authority to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Bonus Plan.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Bonus Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4. Earning of Bonus Award. Participation in the Bonus Plan is at the discretion of the Committee. If an Officer, Director, Manager or Individual Contributor is hired after the beginning of the Performance Period, the Committee shall have the discretion to determine whether such individual should be eligible to participate in the Bonus Plan and whether such participation, if any, should be prorated. A Participant must be in Continuous Service, and meeting the minimum standard of performance for their position in the company through the payment date to earn any Bonus Award under this Bonus Plan; if the Participant’s Continuous Service terminates before the payment date of any Bonus Award, the Participant will not be eligible to receive a Bonus Award, or any portion of a Bonus Award, except as provided in an applicable severance plan or in an individual employment or retention agreement with such Participant.

5.	Timing of Payment.

(a) NDA Approval Bonus Awards. If the NDA for ADASUVE is approved during the Performance Period as determined by the Committee in its sole discretion, the Committee shall determine Bonus Awards based on 50% of the Target Bonus Awards. The Company shall distribute amounts payable to Participants within 60 days following the Bonus Determination Date in respect of these Bonus Awards.

(b) Year-End Bonus Awards. On December 31, 2012, the Committee shall determine Bonus Awards based on 50% of the Target Bonus Awards, the overall Corporate Goal achievement and individual performance. Notwithstanding the foregoing, individual performance will not increase or decrease any Participant’s Bonus Award by more than 30%. An individual must have an individual performance rating of at least 70% to earn a year-end Bonus Award and the Company must have at least a 70% achievement of the Corporate Goals for any Participant to receive a year-end Bonus Award, as determined by the Committee. The Committee’s determination of the achievement of the Corporate Goals (and applicable department/individual goals, for all Participants other than the Chief Executive Officer) will account for 80% of the year-end Bonus Award determination, and the remaining 20% is subject to the sole discretion of the Committee. The Company shall distribute amounts payable to Participants within 60 days following the Bonus Determination Date in respect of these Bonus Awards.

6. Amendment and Termination of the Bonus Plan. The Committee may amend, modify, suspend or terminate the Bonus Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Bonus Plan or in any Bonus Award granted hereunder. At no time before the actual payment of Bonus Awards to Participants under the Bonus Plan shall any Participant accrue any vested interest or right whatsoever under the Bonus Plan.

7. Withholding. Each Bonus Award shall be reduced by the sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the payment of such Bonus Award.

8. Unfunded Plan. The Bonus Plan is unfunded and nothing in the Bonus Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a Bonus Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Each Bonus Award under the Bonus Plan shall be paid solely from the general assets of the Company.

9. No Guarantee of Employment. The Bonus Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants whose employment will remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.

10. Recovery. Any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company or as is otherwise required by applicable law.

EXHIBIT A

2012 PERFORMANCE GOALS

Corporate Goal 1: Prepare for ADASUVE Commercialization

•	Successful manufacturing scale-up

Metric: Successful facility inspections and begin commercial manufacture

•	Gain NDA approval from FDA

•	Gain MAA approval from EMA

•	Execute against all post-approval regulatory commitments

Corporate Goal 2: Advance Alexza and its pipeline

•	Continue internal AZ-002 development

Metric: Move AZ-002 to CPD, through DVT

•	Enter into additional partnership agreements for ADASUVE and maintain current partnership

Metric: U.S. partnership following NDA approval, Ex-U.S. and Ex-Ferrer Territories partnership(s)

Corporate Goal 3: Corporate Governance

Metrics: Maintain public company reporting compliance and administration